EXHIBIT 99.1

Reliance, Inc. Reports Second Quarter 2024 Financial Results

- Net sales of $3.64 billion with tons sold up 4.0% from Q1 2024

- Gross profit margin of 29.8%

- EPS of $4.67, non-GAAP EPS of $4.65

- Cash flow from operations of $366.3 million

- $519.3 million of share repurchases in Q2 and $165.4 million in July

- Completed acquisition of American Alloy Steel, Inc. on April 1, 2024

- Completed acquisition of Mid-West Materials, Inc. on April 1, 2024

SCOTTSDALE, Ariz., July 25, 2024 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2024.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Six Months Ended June 30,		Year-Over- Year		Year-Over- Year
	Q2 2024	Q1 2024	% Change	2024*	2023	% Change	Q2 2023	% Change
Income Statement Data:
Net sales	$3,643.3	$3,644.8	0.0%	$7,288.1	$7,845.6	(7.1%)	$3,880.3	(6.1%)
Gross profit[1]	$1,086.0	$1,128.2	(3.7%)	$2,214.2	$2,448.7	(9.6%)	$1,222.7	(11.2%)
Gross profit margin[1]	29.8%	31.0%	(1.2%)	30.4%	31.2%	(0.8%)	31.5%	(1.7%)
Non-GAAP gross profit margin[1,2]	29.8%	31.0%	(1.2%)	30.4%	31.2%	(0.8%)	31.5%	(1.7%)
LIFO income	$(50.0)	$(50.0)		$(100.0)	$(60.0)		$(45.0)
LIFO income as a % of net sales	(1.4% )	(1.4% )	0.0%	(1.4% )	(0.8% )	(0.6%)	(1.2% )	(0.2%)
LIFO income per diluted share, net of tax	$(0.66)	$(0.64)		$(1.30)	$(0.75)		$(0.57)
Non-GAAP pretax (income) expense adjustments²	$(1.6)	$4.9		$3.3	$(4.8)		$—
Pretax income	$349.7	$396.2	(11.7%)	$745.9	$1,019.4	(26.8%)	$510.9	(31.6%)
Non-GAAP pretax income[2]	$348.1	$401.1	(13.2%)	$749.2	$1,014.6	(26.2%)	$510.9	(31.9%)
Pretax income margin	9.6%	10.9%	(1.3%)	10.2%	13.0%	(2.8%)	13.2%	(3.6%)
Net income attributable to Reliance	$267.8	$302.9	(11.6%)	$570.7	$768.2	(25.7%)	$385.1	(30.5%)
Diluted EPS	$4.67	$5.23	(10.7%)	$9.90	$12.92	(23.4%)	$6.49	(28.0%)
Non-GAAP diluted EPS[2]	$4.65	$5.30	(12.3%)	$9.94	$12.86	(22.7%)	$6.49	(28.4%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$366.3	$126.3	190.0%	$492.6	$679.7	(27.5%)	$295.1	24.1%
Free cash flow[3]	$268.1	$17.6	nm	$285.7	$446.6	(36.0%)	$164.9	62.6%
Net debt-to-total capital[4]	9.4%	2.6%		9.4%	4.1%		4.1%
Net debt-to-EBITDA[2,5]	0.5x	0.1x		0.5x	0.1x		0.1x
Total debt-to-EBITDA[2,5]	0.7x	0.6x		0.7x	0.5x		0.5x

Capital Allocation Data:
Acquisitions, net	$292.8	$53.7		$346.5	$24.1		$24.1
Capital expenditures	$98.2	$108.7		$206.9	$233.1		$130.2
Dividends	$62.6	$65.3		$127.9	$120.6		$58.6
Share repurchases	$519.3	$—		$519.3	$112.8		$73.9

Key Business Metrics:
Tons sold	1,553.5	1,494.0	4.0%	3,047.5	3,004.2	1.4%	1,484.1	4.7%
Tons sold (same-store)	1,489.6	1,476.4	0.9%	2,966.0	2,999.0	(1.1%)	1,478.9	0.7%
Average selling price per ton sold	$2,348	$2,442	(3.8%)	$2,394	$2,625	(8.8%)	$2,626	(10.6%)
Average selling price per ton sold (same-store)	$2,376	$2,453	(3.1%)	$2,414	$2,626	(8.1%)	$2,630	(9.7%)

* Six months ended June 30, 2024 includes one less shipping day compared to the same 2023 period.
nm= Not meaningful.
Please refer to the footnotes at the end of this press release for additional information.

Management Commentary

“Our second quarter performance once again highlighted the attractiveness of our business model through various market cycles, delivering solid results in a challenging pricing environment,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Reliance’s growth and diversification strategies, coupled with our focus on customer service and relationships, increased our shipments well ahead of industry levels. Our new acquisitions and focus on smart, profitable growth increased our tons shipped. However, carbon steel product pricing during the second quarter declined further than anticipated, offsetting the benefits of our increased tonnage. Declining metal pricing was the primary driver of our gross profit margin decrease and sequential reduction in earnings per diluted share to $4.67. Despite these challenges, our teams across the company maintained a strong gross profit margin of 29.8%, within our long-term sustainable range of 29-31%, driven in part by the significant investments we have made in value-added processing capabilities in recent years.”

Mrs. Lewis continued, “Our cash flow from operations helped fund two acquisitions in the second quarter and three year-to-date. We also invested $98.2 million in capital expenditures during the quarter, the majority of which was directed towards growth activities to improve our value-added processing capabilities and increase capacity to support future growth. We repurchased $519.3 million of our common stock during the second quarter and $165.4 million in July, underscoring the confidence our Board and management team have in our future, and paid $62.6 million in dividends to our stockholders. While we are continuing to execute through near-term headwinds in demand and pricing affecting certain of our markets, we remain excited about the opportunities that lie ahead and confident in our talented team’s ability to successfully continue executing our robust and resilient business model.”

End Market Commentary
Reliance provides a diverse range of metal products and value-added processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the second quarter of 2024 increased 4.0% compared to the prior quarter, in line with management’s expectations of up 2.5% to 4.5%. On a same-store basis, the Company’s tons sold increased 0.9% compared to the prior quarter and 0.7% compared to the prior year period.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved from the second quarter of 2023. Reliance continues to service new construction projects in diverse sectors, including public infrastructure, manufacturing, data centers and energy infrastructure. The Company expects non-residential construction demand to remain relatively steady in the third quarter with continued pricing pressure on carbon steel tubing, plate and structural products, which are predominantly sold into the non-residential construction market.

Demand in commercial aerospace improved from the second quarter of 2023. Reliance anticipates commercial aerospace demand will remain relatively stable in the third quarter of 2024, subject to further changes in build rates that impact the supply chain, along with potential pricing pressure. The military and space related portion of Reliance’s aerospace business is also expected to remain at strong levels in the third quarter of 2024.

Demand for the toll processing services Reliance provides to the automotive market improved compared to the second quarter of 2023. The Company expects demand for automotive toll processing to remain stable in the third quarter of 2024, subject to normal seasonality.

Demand across the broader manufacturing sectors Reliance serves was relatively consistent on the whole compared to the second quarter of 2023 primarily due to increased activity in industrial machinery and military spending which offset declines in demand for consumer products and heavy equipment, especially agricultural. Reliance anticipates that demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the third quarter of 2024.

Demand in the semiconductor market declined compared to the second quarter of 2023. The Company anticipates demand will remain under pressure in the third quarter of 2024 due to excess inventory in the supply chain. Reliance’s long-term outlook for the semiconductor market remains positive, supported by the CHIPS Act and significant semiconductor fabrication expansion underway in the United States.

Balance Sheet & Cash Flow
At June 30, 2024, Reliance’s cash and cash equivalents totaled $350.8 million with total debt outstanding of $1.15 billion and no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $366.3 million in the second quarter of 2024. The acquisitions of American Alloy Steel, Inc. and Mid-West Materials, Inc. were completed in April 2024 with cash on hand.

Stockholder Return Activity
On July 23, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $1.10 per share of common stock, payable on August 30, 2024 to stockholders of record as of August 16, 2024. Reliance has paid regular quarterly cash dividends for 65 consecutive years without reduction or suspension.

In the second quarter of 2024, Reliance repurchased approximately 1.8 million shares of its common stock at an average cost of $287.81 per share, for a total of $519.3 million. Subsequent to the end of the quarter, as of July 23, 2024, Reliance repurchased 582,311 shares of its common stock at an average cost of $284.12 per share, for a total of $165.4 million. As of July 23, 2024, $755.0 million remained available under the Company’s $1.5 billion share repurchase program. Since 2019, Reliance has repurchased approximately 14.2 million shares of its common stock at an average cost of $176.88 per share, for a total of $2.51 billion.

Acquisitions
Effective April 1, 2024, Reliance completed its acquisition of all of the outstanding equity interests and related real estate assets of American Alloy Steel, Inc. (“American Alloy”), a leading distributor of specialty carbon and alloy steel plate and round bar, including pressure vessel quality (PVQ) material. The acquisition of American Alloy increases Reliance’s value-added processing and fabrication capabilities and expands the Company’s specialty carbon steel plate product portfolio. American Alloy's net sales for the year ended December 31, 2023 were approximately $310 million.

Effective April 1, 2024, Reliance acquired all of the outstanding equity interests of Mid-West Materials, Inc. (“MidWest Materials”), a premier flat-rolled steel service center primarily serving North American original equipment manufacturers (“OEMs”). The addition of MidWest Materials expands Reliance’s flat-rolled presence in the key markets in and around Ohio. MidWest Materials’ net sales for the year ended December 31, 2023 were approximately $87 million.

On July 15, 2024, Reliance reached an agreement to acquire certain toll processing assets of the FerrouSouth division of Ferragon Corporation (“FerrouSouth”), a premier toll processing operation headquartered in Iuka, Mississippi. The transaction is expected to close within the next 30 days, subject to customary closing conditions. Net sales for the FerrouSouth toll processing operations to be acquired by Reliance for the year ended December 31, 2023 were approximately $15 million.

All three of these transactions were previously announced.

Business Outlook
Reliance anticipates underlying demand will remain relatively stable across the majority of the end markets it serves in the third quarter of 2024 subject to shipment levels to be impacted by normal seasonal patterns, which include a decline in shipping volumes due to planned customer shutdowns and vacation schedules. As a result, the Company estimates its tons sold will be down 2.5% to 4.5% in the third quarter of 2024 compared to the second quarter of 2024 and up 4.5% to 6.5% from the third quarter of 2023. Reliance expects its average selling price per ton sold for the third quarter of 2024 to be down 2% to 4% compared to the second quarter of 2024, primarily driven by lower prices for carbon steel products. Therefore, Reliance anticipates gross profit margin to remain under some pressure in the third quarter of 2024. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $3.60 to $3.80 for the third quarter of 2024.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2024 financial results and business outlook will be held on Thursday, July 25, 2024 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13747336. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on August 8, 2024, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13747336. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 320 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2023, Reliance’s average order size was $3,210, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance, Inc.’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, changes in domestic and worldwide political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers, and demand for the Company’s products and services. Deteriorations in economic conditions as a result of inflation, economic recession, slowing growth, outbreaks of infectious disease, conflicts such as the war in Ukraine and the evolving events in Israel and Gaza or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, outbreaks of infectious disease or the war in Ukraine and the Israel-Gaza conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Second Quarter 2024 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2024	Q1 2024	Sequential Quarter Change	Q2 2023	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,274.3	1,214.8	4.9%	1,205.7	5.7%	(4.0%)	(10.5%)
Aluminum	81.3	81.8	(0.6%)	83.1	(2.2%)	(0.9%)	(6.2%)
Stainless steel	73.6	75.5	(2.5%)	71.7	2.6%	(4.4%)	(16.0%)
Alloy	32.5	33.0	(1.5%)	34.5	(5.8%)	(1.4%)	(5.2%)

	Sales ($'s in millions; % change)
	Q2 2024	Q1 2024	Sequential Quarter Change	Q2 2023	Year-Over-Year Change
Carbon steel	$2,025.7	$2,012.9	0.6%	$2,141.2	(5.4%)
Aluminum	$587.8	$596.1	(1.4%)	$639.7	(8.1%)
Stainless steel	$521.8	$559.9	(6.8%)	$604.0	(13.6%)
Alloy	$166.8	$171.9	(3.0%)	$186.8	(10.7%)

Year-to-Date (6 Months) 2024 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2024	2023	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,489.1	2,437.7	2.1%	(7.4%)
Aluminum	163.1	169.2	(3.6%)	(6.3%)
Stainless steel	149.1	148.5	0.4%	(14.6%)
Alloy	65.5	70.8	(7.5%)	(3.2%)

	Sales ($'s in millions; % change)
	2024	2023	Year-Over-Year Change
Carbon steel	$4,038.6	$4,269.7	(5.4%)
Aluminum	$1,183.9	$1,309.9	(9.6%)
Stainless steel	$1,081.7	$1,261.3	(14.2%)
Alloy	$338.7	$378.2	(10.4%)

	Sales by Product ($'s as a % of total sales)
				Six Months Ended
				June 30,
	Q2 2024	Q1 2024	Q2 2023	2024	2023
Carbon steel plate	12%	11%	12%	12%	12%
Carbon steel structurals	11%	11%	10%	11%	10%
Carbon steel tubing	10%	10%	10%	10%	10%
Hot-rolled steel sheet & coil	9%	9%	9%	9%	9%
Carbon steel bar	5%	5%	5%	5%	5%
Galvanized steel sheet & coil	5%	5%	4%	5%	4%
Cold-rolled steel sheet & coil	2%	2%	3%	2%	2%
Carbon steel	54%	53%	53%	54%	52%

Aluminum bar & tube	5%	5%	5%	5%	5%
Heat-treated aluminum plate	5%	5%	5%	5%	5%
Common alloy aluminum sheet & coil	4%	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	16%	16%	16%	16%	16%

Stainless steel bar & tube	7%	8%	7%	7%	8%
Stainless steel sheet & coil	5%	5%	6%	5%	6%
Stainless steel plate	2%	2%	2%	2%	2%
Stainless steel	14%	15%	15%	14%	16%

Alloy bar & rod	3%	4%	4%	4%	4%
Alloy tube	1%	1%	1%	1%	1%
Alloy	4%	5%	5%	5%	5%

Miscellaneous	6%	5%	5%	5%	5%
Toll processing & logistics	4%	4%	4%	4%	4%
Copper & brass	2%	2%	2%	2%	2%
Other	12%	11%	11%	11%	11%

Total	100%	100%	100%	100%	100%

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$3,643.3	$3,880.3	$7,288.1	$7,845.6

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,557.3	2,657.6	5,073.9	5,396.9
Warehouse, delivery, selling, general and administrative (“SG&A”)	667.7	650.6	1,339.2	1,301.9
Depreciation and amortization	66.6	60.8	130.2	121.9
	3,291.6	3,369.0	6,543.3	6,820.7

Operating income	351.7	511.3	744.8	1,024.9

Other (income) expense:
Interest expense	9.7	9.7	19.4	20.6
Other income, net	(7.7)	(9.3)	(20.5)	(15.1)
Income before income taxes	349.7	510.9	745.9	1,019.4
Income tax provision	81.4	124.6	173.8	248.7
Net income	268.3	386.3	572.1	770.7
Less: net income attributable to noncontrolling interests	0.5	1.2	1.4	2.5
Net income attributable to Reliance	$267.8	$385.1	$570.7	$768.2

Earnings per share attributable to Reliance stockholders:
Basic	$4.71	$6.56	$9.99	$13.07
Diluted	$4.67	$6.49	$9.90	$12.92

Shares used in computing earnings per share:
Basic	56,878	58,688	57,109	58,760
Diluted	57,394	59,346	57,638	59,440

Cash dividends per share	$1.10	$1.00	$2.20	$2.00

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2024	2023*
ASSETS
Current assets:
Cash and cash equivalents	$350.8	$1,080.2
Accounts receivable, less allowance for credit losses of $27.6 at June 30, 2024 and $24.9 at December 31, 2023	1,650.9	1,472.4
Inventories	2,288.7	2,043.2
Prepaid expenses and other current assets	132.3	140.4
Income taxes receivable	9.8	35.6
Total current assets	4,432.5	4,771.8
Property, plant and equipment:
Land	292.8	281.7
Buildings	1,627.1	1,510.9
Machinery and equipment	2,813.6	2,700.4
Accumulated depreciation	(2,295.9)	(2,244.6)
Property, plant and equipment, net	2,437.6	2,248.4
Operating lease right-of-use assets	241.7	231.6
Goodwill	2,167.0	2,111.1
Intangible assets, net	1,036.2	981.1
Cash surrender value of life insurance policies, net	34.4	43.8
Other long-term assets	98.7	92.5
Total assets	$10,448.1	$10,480.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$458.4	$410.3
Accrued expenses	146.6	118.5
Accrued compensation and retirement benefits	173.8	213.9
Accrued insurance costs	47.0	44.4
Current maturities of long-term debt	0.3	0.3
Current maturities of operating lease liabilities	57.4	56.2
Total current liabilities	883.5	843.6
Long-term debt	1,143.3	1,141.9
Operating lease liabilities	187.6	178.9
Long-term retirement benefits	27.7	25.1
Other long-term liabilities	71.3	64.0
Deferred income taxes	501.7	494.0
Total liabilities	2,815.1	2,747.5
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—55,627 at June 30, 2024 and 57,271 at December 31, 2023	0.1	0.1
Retained earnings	7,724.4	7,798.9
Accumulated other comprehensive loss	(101.5)	(76.7)
Total Reliance stockholders’ equity	7,623.0	7,722.3
Noncontrolling interests	10.0	10.5
Total equity	7,633.0	7,732.8
Total liabilities and equity	$10,448.1	$10,480.3

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2024	2023
Operating activities:
Net income	$572.1	$770.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	130.2	121.9
Stock-based compensation expense	26.9	31.6
Other	3.7	2.2
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(142.2)	(163.3)
Inventories	(141.0)	(202.1)
Prepaid expenses and other assets	84.5	71.1
Accounts payable and other liabilities	(41.6)	47.6
Net cash provided by operating activities	492.6	679.7

Investing activities:
Acquisitions, net of cash acquired	(346.5)	(24.1)
Purchases of property, plant and equipment	(206.9)	(233.1)
Other	(8.6)	2.2
Net cash used in investing activities	(562.0)	(255.0)

Financing activities:
Net short-term debt repayments	—	(2.2)
Principal payment on long-term debt	—	(505.7)
Cash dividends and dividend equivalents	(127.9)	(120.6)
Share repurchases	(519.3)	(112.8)
Taxes paid related to net share settlement of restricted stock units	(24.1)	(37.3)
Other	17.2	(1.8)
Net cash used in financing activities	(654.1)	(780.4)
Effect of exchange rate changes on cash and cash equivalents	(5.9)	(1.4)
Decrease in cash and cash equivalents	(729.4)	(357.1)
Cash and cash equivalents at beginning of year	1,080.2	1,173.4
Cash and cash equivalents at end of the period	$350.8	$816.3

Supplemental cash flow information:
Interest paid during the period	$18.0	$23.7
Income taxes paid during the period, net	$147.7	$191.0

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2024	2023
Net income attributable to Reliance	$267.8	$302.9	$385.1	$4.67	$5.23	$6.49
Restructuring charges	0.4	0.3	—	0.01	0.01	—
Non-recurring income of acquisitions	(2.0)	—	—	(0.03)	—	—
Non-recurring settlement charges	—	4.6	—	—	0.08	—
Income tax expense (benefit) related to above items	0.4	(1.2)	—	—	(0.02)	—
Non-GAAP net income attributable to Reliance	$266.6	$306.6	$385.1	$4.65	$5.30	$6.49

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2024	2023	2024	2023
Net income attributable to Reliance		$570.7	$768.2	$9.90	$12.92
Restructuring charges		0.7	—	0.01	—
Non-recurring income of acquisitions		(2.0)	—	(0.03)	—
Non-recurring settlement charges		4.6	—	0.08	—
Gains related to sales of non-core assets		—	(4.8)	—	(0.08)
Income tax (benefit) expense related to above items		(0.8)	1.2	(0.02)	0.02
Non-GAAP net income attributable to Reliance		$573.2	$764.6	$9.94	$12.86

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Pretax income	$349.7	$396.2	$510.9	$745.9	$1,019.4
Restructuring charges	0.4	0.3	—	0.7	—
Non-recurring income of acquisitions	(2.0)	—	—	(2.0)	—
Non-recurring settlement charges	—	4.6	—	4.6	—
Gains related to sales of non-core assets	—	—	—	—	(4.8)
Non-GAAP pretax income	$348.1	$401.1	$510.9	$749.2	$1,014.6

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Gross profit - LIFO	$1,086.0	$1,128.2	$1,222.7	$2,214.2	$2,448.7
Amortization of inventory step-down	(2.0)	—	—	(2.0)	—
Non-GAAP gross profit	1,084.0	1,128.2	1,222.7	2,212.2	2,448.7
LIFO income	(50.0)	(50.0)	(45.0)	(100.0)	(60.0)
Non-GAAP gross profit - FIFO	$1,034.0	$1,078.2	$1,177.7	$2,112.2	$2,388.7

Gross profit margin - LIFO	29.8%	31.0%	31.5%	30.4%	31.2%
Amortization of inventory step-down as a % of sales	—	—	—	—	—
Non-GAAP gross profit margin	29.8%	31.0%	31.5%	30.4%	31.2%
LIFO income as a % of sales	(1.4% )	(1.4% )	(1.2% )	(1.4% )	(0.8% )
Non-GAAP gross profit margin - FIFO	28.4%	29.6%	30.3%	29.0%	30.4%

	June 30,	March 31,	June 30,
	2024	2024	2023
Total debt	$1,151.4	$1,151.4	$1,151.7
Less: unamortized debt discount and debt issuance costs	(7.8)	(8.5)	(10.5)
Carrying amount of debt	1,143.6	1,142.9	1,141.2
Less: cash and cash equivalents	(350.8)	(934.9)	(816.3)
Net debt	$792.8	$208.0	$324.9

	Twelve Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Net income	$1,141.5	$1,259.5	$1,516.4
Depreciation and amortization	253.7	247.9	243.7
Interest expense	38.9	38.9	51.7
Income taxes	325.7	368.9	473.6
EBITDA	$1,759.8	$1,915.2	$2,285.4

Net debt-to-EBITDA	0.5x	0.1x	0.1x
Total debt-to-EBITDA	0.7x	0.6x	0.5x

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include restructuring charges, non-recurring income of its acquisitions, non-recurring settlement charges, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.